Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S COMMON STOCK

The common stock of Willamette Valley Vineyards, Inc. (the “Company,” “we,” “us” or “our”) is listed on the NASDAQ Capital Market under the symbol “WVVI”. All outstanding shares of common stock are validly issued, fully-paid and nonassessable.

The following is a summary of the terms of our common stock. This summary does not purport to be complete, and is subject to, and qualified in its entirety by the full text of our Articles of Incorporation (the “Articles”) and the Company’s Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K. We encourage you to read our Articles, our Bylaws and the applicable provisions of the Oregon Business Corporation Act (the “Act”).

Voting Rights. Holders of our common stock are entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of shareholders. A corporate action voted on by shareholders generally is approved, provided a quorum is present, if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company’s Board of Directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any of the then-outstanding shares of preferred stock.

Rights Upon Liquidation. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in all remaining assets available for distribution to shareholders after payment of, or provision for, our liabilities, subject to prior distribution rights of shares of the preferred stock, if any, then outstanding.

Preemptive Rights. Holders of our common stock do not have any preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other of our securities.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws and of Oregon Law

Our Articles, Bylaws and the Act, contain provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our shareholders. Certain of these provisions are summarized in the following paragraphs.

Authorized but Unissued Shares of Common Stock

We are authorized under our articles of incorporation, as amended, to issue up to 10,000,000 shares of common stock.

Anti-Takeover Effects of Oregon Law

Oregon law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. ORS 60.801 et seq. imposes certain restrictions upon the voting of shares acquired in “control share acquisitions” and limits a shareholder’s ability to vote in favor of a business combination when that shareholder has acquired shares of voting stock in excess of a specified percentage of the voting stock of a public company. ORS 60.825 et seq. prohibits us, with certain exceptions, from engaging in certain significant business transactions with an “interested person” (including a person who owns 15% or more of the voting stock of a public company) for a period of three years following such person’s share acquisition date. The prohibited business combinations include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive a disproportionate benefit as a shareholder. Exceptions to this statutory prohibition include approval of the transaction at a shareholders meeting by holders of not less than a two-thirds of the shares held by each voting group entitled to vote on the transaction, not counting shares as to which the acquiring person has beneficial ownership or voting control, transactions approved by the board of directors prior to the acquiring person first becoming an acquiring person, or, with respect to a merger, share exchange, consolidation, liquidation or distribution entered into with the acquiring person, transactions where certain other requirements regarding the fairness of the consideration to be received by the shareholders have been met. We may not exempt ourselves from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the Company.